LifeHealthCare, Inc. 10-K for September 30, 2009

Exhibit 21.1

LifeHealthCare, Inc.
PRINCIPAL SUBSIDIARY
as of September 30, 2009

Name	State of Incorporation	Conducts Business Under
N/A